Exhibit 99.4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
CatchMark Timber Trust, Inc.:

We have audited the accompanying consolidated balance sheets of CatchMark Timber Trust, Inc., formerly Wells Timberland REIT, Inc., and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CatchMark Timber Trust, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 13, 2013
(September 23, 2013 as to the effects of the change of the name of the Company described in Note 14 and October 25, 2013, as to the effects of the ten-to-one reverse stock split and stock dividend described in Note 1)

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
Assets:
Cash and cash equivalents	$11,221,092	$6,848,973
Restricted cash and cash equivalents	2,050,063	6,762,246
Accounts receivable	658,355	644,622
Prepaid expenses and other assets	1,098,268	499,188
Deferred financing costs, less accumulated amortization of $58,626 and $809,158 as of December 31, 2012 and 2011, respectively	1,311,770	1,672,550
Timber assets, at cost (Note 3):
Timber and timberlands, net	333,805,295	328,561,850
Intangible lease assets, less accumulated amortization of $841,686 and $703,675 as of December 31, 2012 and 2011, respectively	115,399	333,178
Total assets	$350,260,242	$345,322,607

Liabilities:
Accounts payable and accrued expenses	1,689,288	1,918,281
Due to affiliates (Note 12)	1,326,255	28,960,573
Other liabilities	4,801,387	2,609,809
Note payable and line of credit (Note 4)	132,356,123	122,025,672
Total liabilities	140,173,053	155,514,335

Commitments and Contingencies (Note 6)	—	—

Stockholders’ Equity:
Preferred stock, $0.01 par value; 100,000,000 shares authorized:
Series A preferred stock, $1,000 liquidation preference; 27,585 and 27,844 shares issued and outstanding as of December 31, 2012 and 2011, respectively	36,476,063	36,539,548
Series B preferred stock, $1,000 liquidation preference; 9,807 and 9,904 shares issued and outstanding as of December 31, 2012 and 2011, respectively	12,123,992	12,145,951
Class A Common stock, $0.01 par value; 889,500,000 shares authorized; 3,180,063 and 3,146,527 shares issued and outstanding as of December 31, 2012 and 2011, respectively	31,801	31,466
Class B-1 common stock, $0.01 par value; 3,500,000 shares authorized; 3,180,063 and 3,146,528 shares issued and outstanding as of December 31, 2012 and 2011, respectively	31,801	31,466
Class B-2 common stock, $0.01 par value; 3,500,000 shares authorized; 3,180,063 and 3,146,528 shares issued and outstanding as of December 31, 2012 and 2011, respectively	31,801	31,465
Class B-3 common stock, $0.01 par value; 3,500,000 shares authorized; 3,180,062 and 3,146,527 shares issued and outstanding as of December 31, 2012 and 2011, respectively	31,800	31,465
Additional paid-in capital	301,538,949	271,617,462
Accumulated deficit and distributions	(139,491,344)	(130,620,551)
Accumulated other comprehensive loss	(687,674)	—
Total stockholders’ equity	210,087,189	189,808,272
Total liabilities and stockholders’ equity	$350,260,242	$345,322,607

See accompanying notes.

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2012	2011	2010
Revenues:
Timber sales	$30,510,536	$35,533,916	$41,404,319
Timberland sales	10,972,440	1,740,586	2,267,887
Other revenues	2,716,803	2,743,325	3,909,938
	44,199,779	40,017,827	47,582,144
Expenses:
Contract logging and hauling costs	15,798,776	20,098,781	21,085,412
Depletion	11,677,229	11,759,282	14,338,444
Cost of timberland sales	7,849,652	1,332,775	1,557,779
Advisor fees and expense reimbursements	3,720,000	3,324,154	6,130,749
Forestry management fees	2,271,201	2,576,562	2,813,729
General and administrative expenses	2,205,143	2,127,940	2,011,395
Land rent expense	1,575,443	2,217,313	2,190,514
Other operating expenses	2,801,934	2,653,225	2,915,083
	47,899,378	46,090,032	53,043,105
Operating loss	(3,699,599)	(6,072,205)	(5,460,961)
Other income (expense):
Interest income	1,638	2,287	5,661
Interest expense	(5,049,255)	(5,435,948)	(8,560,293)
Loss on interest rate swap	(123,516)	(439,497)	(1,794,127)
	(5,171,133)	(5,873,158)	(10,348,759)
Net loss	(8,870,732)	(11,945,363)	(15,809,720)
Dividends to preferred stockholder	(373,992)	(1,556,675)	(3,708,380)
Net loss available to common stockholders	$(9,244,724)	$(13,502,038)	$(19,518,100)
Per-share information—basic and diluted:
Net loss available to common stockholders	$(0.73)	$(1.18)	$(2.14)
Weighted-average common shares outstanding—basic and diluted	12,741,822	11,395,632	9,122,648

See accompanying notes.

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years Ended December 31,
	2012	2011	2010
Net loss	$(8,870,732)	$(11,945,363)	$(15,809,720)
Other comprehensive loss:
Market value adjustment to interest rate swap	(687,674)	—	—
Comprehensive loss	$(9,558,406)	$(11,945,363)	$(15,809,720)

See accompanying notes.

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Class A Common Stock			Class B Common Stock		Preferred Stock		Additional Paid-In Capital	Accumulated Deficit and Distributions	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Shares		Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2009	1,946,003		$19,460	5,838,009	$58,380	43,628	$50,940,352	$167,744,630	$(91,238,012)	$—	$127,524,810
Issuance of common stock	551,971		5,520	1,655,913	16,559	—	—	54,801,719	—	—	54,823,798
Issuance of stock dividends	60,587		606	181,760	1,818	—	—	6,275,981	(6,278,626)	—	(221)
Redemptions of common stock	(8,689)		(87)	(26,066)	(261)	—	—	(859,207)	—	—	(859,555)
Dividends on preferred stock	—		—	—	—	—	3,708,380	(3,708,380)	—	—	—
Commissions and discounts on stock sales and related dealer-manager fees	—		—	—	—	—	—	(4,072,095)	—	—	(4,072,095)
Other offering costs	—		—	—	—	—	—	(550,958)	—	—	(550,958)
Placement and structuring agent fees	—	—	—	—	—	—	—	(396,374)	—	—	(396,374)
Net loss	—		—	—	—	—	—	—	(15,809,720)	—	(15,809,720)
Balance, December 31, 2010	2,549,872		$25,499	7,649,616	$76,496	43,628	$54,648,732	$219,235,316	$(113,326,358)	—	$160,659,685
Issuance of common stock	550,153		5,502	1,650,459	16,505	—	—	54,974,950	—	—	54,996,957
Issuance of stock dividends	55,763		558	167,290	1,673	—	—	5,346,820	(5,348,830)	—	221
Redemptions of common stock	(9,261)		(93)	(27,782)	(278)	—	—	(892,530)	—	—	(892,901)
Dividends on preferred stock	—		—	—	—	—	1,556,675	(1,556,675)	—	—	—
Redemptions of preferred stock	—		—	—	—	(5,880)	(7,519,908)	—	—	—	(7,519,908)
Commissions and discounts on stock sales and related dealer-manager fees	—		—	—	—	—	—	(4,836,283)	—	—	(4,836,283)
Other offering costs	—		—	—	—	—	—	(654,136)	—	—	(654,136)
Net loss	—		—	—	—	—	—	—	(11,945,363)	—	(11,945,363)
Balance, December 31, 2011	3,146,527		$31,466	9,439,583	$94,396	37,748	$48,685,499	$271,617,462	$(130,620,551)	—	$189,808,272
Issuance of common stock	41,444		414	124,331	1,243	—	—	4,133,145	(61)	—	4,134,741
Redemptions of common stock	(7,908)		(79)	(23,726)	(237)	—	—	(742,799)	—	—	(743,115)
Dividends on preferred stock	—		—	—	—	—	373,992	(373,992)	—	—	—
Redemptions of preferred stock	—		—	—	—	(356)	(459,436)	—	—	—	(459,436)
Commissions and discounts on stock sales and related dealer-manager fees	—		—	—	—	—	—	(361,364)	—	—	(361,364)
Other offering costs	—		—	—	—	—	—	(48,752)	—	—	(48,752)
Write-off of due to affiliates	—		—	—	—	—	—	27,315,249	—	—	27,315,249
Net loss	—		—	—	—	—	—	—	(8,870,732)	—	(8,870,732)
Market value adjustment to interest rate swap	—		—	—	—	—	—	—	—	(687,674)	(687,674)
Balance, December 31, 2012	3,180,063		$31,801	9,540,188	$95,402	37,392	$48,600,055	$301,538,949	$(139,491,344)	$(687,674)	$210,087,189

See accompanying notes.

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2012	2011	2010
Cash Flows from Operating Activities:
Net loss	$(8,870,732)	$(11,945,363)	$(15,809,720)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion	11,677,229	11,759,282	14,338,444
Unrealized gain on interest rate swaps	(847,743)	(531,512)	(2,271,093)
Other amortization	275,929	216,700	206,750
Stock-based compensation expense	28,333	21,667	—
Noncash interest expense	1,731,310	468,157	1,208,858
Basis of timberland sold	7,187,733	1,172,241	1,392,900
Basis of timber on terminated leases	—	—	26,850
Basis of casualty loss	25,541	91,061	—
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(13,733)	207,605	140,523
(Increase) decrease in prepaid expenses and other assets	(580,259)	127,700	63,708
Decrease in accounts payable and accrued expenses	(228,993)	(756,676)	(137,766)
(Decrease) increase in due to affiliates	(153,941)	3,103,841	6,146,259
Increase in other liabilities	1,195,196	637,428	(151,196)
Net cash provided by operating activities	11,425,870	4,572,131	5,154,517

Cash Flows from Investing Activities:
Investment in timber, timberland, and related assets	(23,054,602)	(1,626,550)	(1,040,927)
Funds released from escrow accounts	4,712,183	1,090,517	102,938
Net cash used in investing activities	(18,342,419)	(536,033)	(937,989)

Cash Flows from Financing Activities:
Proceeds from CoBank loan	133,000,000	—	—
Proceeds from Mahrt loan	—	—	211,000,000
Financing costs paid	(1,370,396)	(273,788)	(2,207,920)
Repayment of senior loan	—	—	(201,852,588)
Repayment of mezzanine loan	—	—	(14,988,709)
Repayment of Mahrt loan	(122,025,672)	(46,814,920)	(42,159,408)
Repayment of CoBank loan	(643,877)	—	—
Issuance of common stock	4,062,647	54,511,310	54,463,267
Redemptions of common stock	(743,115)	(892,901)	(859,555)
Redemptions of preferred stock	(356,000)	(5,880,000)	—
Dividends paid on preferred stock redeemed	(103,436)	(1,639,908)	—
Commissions on stock sales and related dealer-manager fees paid	(447,744)	(4,266,801)	(3,726,916)
Other offering costs paid	(83,739)	(625,820)	(429,501)
Placement and structuring agent fees paid	—	(93,264)	(303,109)
Net cash provided by (used in) financing activities	11,288,668	(5,976,092)	(1,064,439)
Net increase (decrease) in cash and cash equivalents	4,372,119	(1,939,994)	3,152,089
Cash and cash equivalents, beginning of period	6,848,973	8,788,967	5,636,878
Cash and cash equivalents, end of period	$11,221,092	$6,848,973	$8,788,967
See accompanying notes.

Index to Consolidated Financial Statements

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011, and 2010

1.	Organization

CatchMark Timber Trust, Inc. (the “Company”), formerly known as Wells Timberland REIT, Inc., was formed on September 27, 2005 as a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes. The Company engages in the ownership and management of timberland located in the southeastern United States. Substantially all of CatchMark Timber Trust’s business is conducted through CatchMark Timber Operating Partnership, L.P. (“CatchMark OP”), formerly known as Wells Timberland Operating Partnership, L.P., a Delaware limited partnership formed on November 9, 2005, of which the Company is the sole general partner, possesses full legal control and authority over its operations, and owns 99.99% of its common partnership units. Wells Timberland Management Organization, LLC (“Wells TIMO”), a wholly owned subsidiary of Wells Capital, Inc. (“Wells Capital”), is the sole limited partner of CatchMark OP. In addition, CatchMark OP formed CatchMark Timber TRS, Inc. (“CatchMark TRS”), formerly known as Wells Timberland TRS, Inc., a wholly owned subsidiary organized as a Delaware corporation, on January 1, 2006 (see Note 2). Unless otherwise noted, references herein to the Company shall include CatchMark Timber Trust, Inc. and all of its subsidiaries, including CatchMark OP, and the subsidiaries of CatchMark OP, including CatchMark TRS. Under an agreement (the “Advisory Agreement”), Wells TIMO performs certain key functions on behalf of the Company and CatchMark OP, including, among others, the investment of capital proceeds and management of day-to-day operations (see Note 12).

As of December 31, 2012, the Company owned approximately 246,300 acres of timberland and held long-term leasehold interests in approximately 42,500 acres of additional timberland, all of which is located on the Lower Piedmont and Upper Coastal Plains of East Central Alabama and West Central Georgia (the “Mahrt Timberland”). The Company acquired the Mahrt Timberland on October 9, 2007. The Company generates a substantial portion of its revenues from selling timber and the right to access land and harvest timber to third parties pursuant to supply agreements and through open-market sales, selling higher-and-better-use timberland, and leasing land-use rights to third parties.

On October 24, 2013, the CatchMark Timber Trust effected a ten-to-one reverse stock split of its common stock outstanding. On October 25, 2013, CatchMark Timber Trust declared a stock dividend pursuant to which each then outstanding share of its common stock received:

•	One share of Class B-1 Common Stock; plus

•	One share of Class B-2 Common Stock; plus

•	One share of Class B-3 Common Stock; plus

In connection with this stock dividend, CatchMark Timber Trust redesignated its then outstanding common stock as “Class A Common Stock.” These transactions are referred to as the “Recapitalization.” Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock are collectively referred to as CatchMark Timber Trust’s “Class B Common Stock,” while Class A and Class B Common Stock are collectively referred to as CatchMark Timber Trust’s “common stock.” CatchMark Timber Trust intends to list its Class A Common Stock on the New York Stock Exchange, or NYSE (the “Listing”). CatchMark Timber Trust’s Class B Common Stock will be identical to CatchMark Timber Trust’s Class A Common Stock except that (i) CatchMark Timber Trust does not intend to list its Class B Common Stock on a national securities exchange and (ii) shares of CatchMark Timber Trust’s Class B Common Stock will convert automatically into shares of CatchMark Timber Trust’s Class A Common Stock at specified times. Subject to the provisions of CatchMark Timber Trust’s charter, shares of Class B-1, Class B-2 and Class B-3 Common Stock will convert automatically into shares of CatchMark Timber Trust’s Class A Common Stock six months following the Listing, no later than 12 months following the Listing and no later than 18 months following the Listing, respectively. On the 18-month anniversary of the Listing, all shares of our Class B Common Stock will have converted into CatchMark Timber Trust’s Class A Common Stock. Each share of Class A Common Stock and Class B Common Stock participate

Index to Consolidated Financial Statements

s in distributions equally. All common stock share and per share data included in these consolidated financial statements give retroactive effect to the Recapitalization.

On August 11, 2006, the Company commenced its initial public offering (the “Initial Public Offering”) of up to 34.0 million shares of common stock, of which 30.0 million shares were offered in the primary offering for $25.00 per share and 4.0 million shares were reserved for issuance through the Company's distribution reinvestment plan (“DRP”). The Company stopped offering shares for sale under the Initial Public Offering on August 11, 2009. The Company raised gross offering proceeds of approximately $174.9 million from the sale of approximately 7.0 million shares under the Initial Public Offering.

On August 6, 2009, the Company commenced its follow-on offering (the “Follow-On Offering”, and together with the Initial Public Offering, the “Public Offerings”) of up to 88.4 million shares of common stock, of which 80.0 million shares were offered in a primary offering for $25.00 per share and 8.4 million shares of common stock were reserved for issuance through the Company's DRP for $23.88 per share. Effective December 31, 2011, the Company ceased offering shares for sale under the Follow-On Offering. From January 1, 2012 to February 13, 2012, the Company accepted $4.1 million of additional gross offering proceeds from the sale of approximately 0.2 million additional shares under the Follow-On Offering, which sales were agreed to by the investor on or before December 31, 2011. On March 15, 2012, the Company withdrew from registration the unsold primary offering shares. The Company raised gross offering proceeds of approximately $123.8 million from the sale of approximately 5.0 million shares under the Follow-On Offering.

The Company offered up to approximately 4.6 million shares of its common stock, of which approximately 4.2 million shares were offered in a primary offering to non-U.S. persons at a price per share of $24.13, and up to approximately 0.4 million shares of common stock were reserved for issuance through an unregistered distribution reinvestment plan at a price per share equal to $23.88 (the “2010 German Offering”). The 2010 German Offering closed on August 6, 2011 and the Company raised approximately $8.5 million from the sale of approximately 0.4 million shares in the 2010 German Offering.

The Company raised gross offering proceeds from the sale of common stock under the Public Offerings and the 2010 German Offering of approximately $307.2 million. After deductions for payments of selling commissions and dealer-manager fees of approximately $24.7 million, other organization and offering expenses of approximately $1.4 million, approximately $0.4 million in placement and structuring agent fees, and common stock redemptions of approximately $2.6 million under the share redemption plan (“SRP”), the Company had received aggregate net offering proceeds of approximately $278.1 million, which was used to partially fund the Mahrt Timberland acquisition, service acquisition-related debt, redeem shares of its preferred stock, and fund accrued dividends on redeemed shares of preferred stock.

The Company's common stock is not listed on a national securities exchange. The Company's charter requires that in the event its common stock is not listed on a national securities exchange by August 11, 2018, the Company must either (i) seek stockholder approval of an extension or amendment of this listing deadline or (ii) seek stockholder approval to begin liquidating investments and distributing the resulting proceeds to the stockholders. In the event that the Company seeks stockholder approval for an extension or amendment to this listing date and does not obtain it, The Company will then be required to seek stockholder approval to liquidate. In this circumstance, if the Company seeks and does not obtain approval to liquidate, the Company will not be required to list or liquidate and could continue to operate indefinitely as an unlisted company.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation
The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and shall include the accounts of any variable interest entity (“VIE”) in which the Company or its subsidiaries is deemed the primary beneficiary. With respect to entities that are not VIEs, the Company’s consolidated financial statements shall also include the accounts of any entity in which the Company

Index to Consolidated Financial Statements

or its subsidiaries owns a controlling financial interest and any limited partnership in which the Company or its subsidiaries owns a controlling general partnership interest. In determining whether a controlling interest exists, the Company considers, among other factors, the ownership of voting interests, protective rights, and participatory rights of the investors.
the Company owns controlling financial interests in CatchMark OP and its subsidiaries, including CatchMark TRS, and, accordingly, includes the accounts of these entities in its consolidated financial statements. The financial statements of CatchMark OP and CatchMark TRS are prepared using accounting policies consistent with those used by the Company. All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes. Actual results could differ from those estimates.
Fair Value Measurements

The Company estimates the fair value of its assets and liabilities (where currently required under GAAP) consistent with the provisions of the accounting standard for fair value measurements and disclosures. Under this guidance, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. While various techniques and assumptions can be used to estimate fair value depending on the nature of the asset or liability, the accounting standard for fair value measurements and disclosures provides the following fair value technique parameters and hierarchy, depending upon availability:

Level 1 — Assets or liabilities for which the identical term is traded on an active exchange, such as publicly-traded instruments or futures contracts.
Level 2 — Assets and liabilities valued based on observable market data for similar instruments.
Level 3 — Assets or liabilities for which significant valuation assumptions are not readily observable in the market. Such assets or liabilities are valued based on the best available data, some of which may be internally developed. Significant assumptions may include risk premiums that a market participant would require.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value and may consist of investments in money market accounts.

Restricted Cash and Cash Equivalents

Cash and cash equivalents were restricted by the terms of the financing agreements entered into by the Company in connection with its acquisition of the Mahrt Timberland (see Note 4). As of December 31, 2012, the restricted cash and cash equivalents balance consisted entirely of cash from operations. As of December 31, 2011, this balance consisted of approximately $2.9 million of cash from operations and $3.9 million of proceeds raised from the sale of common stock under the Follow-On Offering.

Accounts Receivable

Accounts receivable are recorded at the original amount earned, net of allowances for doubtful accounts, which approximates fair value. Accounts receivable are deemed past due based on their respective payment terms. Management assesses the realizability of accounts receivable on an ongoing basis and provides for allowances as such

Index to Consolidated Financial Statements

balances, or portions thereof, become uncollectible. As of December 31, 2012, 2011, and 2010, no allowances have been provided against accounts receivable.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets are primarily comprised of prepaid rent, prepaid insurance, and prepaid operating costs. Prepaid expenses are expensed as incurred or reclassified to other asset accounts upon being put into service in future periods. Balances without future economic benefit are written off as they are identified.

Deferred Financing Costs

Deferred financing costs are comprised of costs incurred in connection with securing financing from third-party lenders and are capitalized and amortized using the effective interest method over the terms of the related financing arrangements. The Company recognized amortization of deferred financing costs for the years ended December 31, 2012, 2011, and 2010 of approximately $1.7 million, $0.5 million, and $1.2 million, respectively, which is included in interest expense in the accompanying consolidated statements of operations.
Timber Assets
Timber and timberlands, including logging roads, are stated at cost less accumulated depletion for timber harvested and accumulated road amortization. The Company capitalizes timber and timberland purchases and reforestation costs and other costs associated with the planting and growing of timber, such as site preparation; growing or purchases of seedlings; planting, fertilization, and herbicide application; and the thinning of tree stands to improve growth. Timber carrying costs, such as real estate taxes, insect control, wildlife control, leases of timberlands, and forestry management personnel salaries and fringe benefits, are expensed as incurred. Costs of major roads are capitalized and amortized over their estimated useful lives. Costs of roads built to access multiple logging sites over numerous years are capitalized and amortized over seven years. Costs of roads built to access a single logging site are expensed as incurred.
Depletion
Depletion, or costs attributed to timber harvested, is charged against income as trees are harvested. Fee-simple timber tracts owned longer than one year and similarly managed are pooled together for depletion calculation purposes. Depletion rates are determined at least annually by dividing (a) the sum of (i) net carrying value of the timber, which equals the original cost of the timber less previously recorded depletion, and (ii) capitalized silviculture costs incurred and the projected silviculture costs, net of inflation, to be capitalized over the harvest cycle, by (b) the total timber volume estimated to be available over the harvest cycle. The harvest cycle for the Mahrt Timberland is 30 years. The capitalized silviculture cost is limited to the expenditures that relate to establishing stands of timber. For each fee timber tract owned less than one year, depletion rates are generally determined by dividing the acquisition cost attributable to its timber by the volume of timber acquired. Depletion rates for leased timber tracts, which are generally limited to one harvest, are calculated by dividing the acquisition cost attributable to its timber by the volume of timber acquired. Net carrying value of the timber and timberlands is used to compute the gain or loss in connection with timberland sales. No book basis is allocated to the sale of conservation easements.
Evaluating the Recoverability of Timber Assets
The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of the timber assets in which the Company has an ownership interest may not be recoverable. When indicators of potential impairment are present that suggest that the carrying amounts of timber assets may not be recoverable, the Company assesses the recoverability of these assets by determining whether the carrying value will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. Impairment losses would be recognized for (i) long-lived assets used in the Company’s operations when the carrying value of such assets exceeds the undiscounted cash flows estimated to be generated from the future operations of those assets, and (ii) long-lived assets held for sale when the carrying value of such assets exceeds an amount equal to their fair value less selling costs. Estimated fair values are calculated based on the following information in order of

Index to Consolidated Financial Statements

preference, dependent upon availability: (i) recently quoted market prices, (ii) market prices for comparable properties, or (iii) the present value of undiscounted cash flows, including estimated salvage value. The Company intends to use one harvest cycle for the purpose of evaluating the recoverability of timber and timberlands used in its operations. Future cash flow estimates are based on discounted probability-weighted projections for a range of possible outcomes. the Company considers assets to be held for sale at the point at which a sale contract is executed and the buyer has made a non-refundable earnest money deposit against the contracted purchase price. the Company has determined that there has been no impairment of its long-lived assets to date.
Allocation of Purchase Price of Acquired Assets
Upon the acquisition of timberland properties, the Company allocates the purchase price to tangible assets, consisting of timberland and timber, and identified intangible assets and liabilities, which may include values associated with in-place leases or supply agreements, based in each case on management’s estimate of their fair values. The fair values of timberland and timber are determined based on available market information and estimated cash flow projections that utilize appropriate discount factors and capitalization rates. Estimates of future cash flows are based on a number of factors including the historical operating results, known and anticipated trends, and market and economic conditions. The values are then allocated to timberland and timber based on management’s determination of the relative fair value of these assets.
Intangible Lease Assets
In-place ground leases with the Company as the lessee have value associated with effective contractual rental rates that are below market rates. Such values are calculated based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place lease and (ii) management’s estimate of fair market lease rates for the corresponding in-place lease, measured over a period equal to the remaining terms of the leases. The capitalized below-market in-place lease values are recorded as intangible lease assets and are amortized as adjustments to land rent expense over the weighted-average remaining term of the respective leases.
Fair Value of Debt Instruments
The Company applied the provisions of the accounting standard for fair value measurements and disclosures in estimations of fair value of its debt instruments based on Level 2 assumptions. The fair value of the outstanding note payable was estimated based on discounted cash flow analysis using the current market borrowing rates for similar types of borrowing arrangements as of the measurement date. The discounted cash flow method of assessing fair value results in a general approximation of value, and such value may never actually be realized.
Preferred Stock
The proceeds from issued and outstanding shares of preferred stock and dividends payable on preferred stock are recorded as preferred stock. See Note 9.
Common Stock
The par value of the Company’s issued and outstanding shares of common stock is recorded as common stock. The remaining gross proceeds are recorded as additional paid-in capital.
Stock Dividends
Stock dividends are assigned a value based on share offering prices under the Company’s respective offerings and recorded within accumulated deficit and distributions. The par value of a stock dividend declared and issued is recorded as common stock and the remaining value is recorded as additional paid-in capital. The par value of a stock dividend declared but not issued is recorded as other liabilities in the accompanying consolidated balance sheets and the remaining value is recorded as additional paid-in capital. Basic and diluted per-share information presented in the accompanying

Index to Consolidated Financial Statements

consolidated statements of operations is retroactively adjusted for all periods presented to reflect the impact of the additional shares of common stock issued and outstanding as a result of a stock dividend.
Interest Rate Swaps

The Company has entered into interest rate swap contracts to mitigate its exposure to changing interest rates on variable rate debt instruments. the Company does not enter into derivative or interest rate transactions for speculative purposes; however, certain of its derivatives may not qualify for hedge accounting treatment. The fair values of interest rate swaps are recorded as either prepaid expenses and other assets or other liabilities in the accompanying consolidated balance sheets. Changes in the fair value of the effective portion of interest rate swaps that are designated as hedges are recorded as other comprehensive income (loss), while changes in the fair value of the ineffective portion of hedges, if any, are recognized in current earnings. Changes in the fair value of interest rate swaps that do not qualify for hedge accounting treatment are recorded as gain (loss) on interest rate swap in the consolidated statements of operations. Amounts received or paid under interest rate swaps are recorded as interest expense for contracts that qualify for hedge accounting treatment and as gain (loss) on interest rate swaps for contracts that do not qualify for hedge accounting treatment.

The Company applied the provisions of the accounting standard for fair value measurements and disclosures in recording its interest rate swaps at fair value. The fair values of interest rate swaps, classified under Level 2, were determined using a third-party proprietary model that is based on prevailing market data for contracts with matching durations, current and anticipated London Interbank Offered Rate ("LIBOR") information, consideration of the Company's credit standing, credit risk of counterparties, and reasonable estimates about relevant future market conditions.

The following table presents information about the Company’s interest rate swaps measured at fair value as of December 31, 2012 and 2011:

		Estimated Fair Value as of
Instrument Type	Balance Sheet Classification	12/31/2012	12/31/2011
Derivatives designated as hedging instruments:
Interest rate swap contract	Other liabilities	$687,674	$—
Derivatives not designated as hedging instruments:
Interest rate swap contract	Other liabilities	$128,934	$976,677

For additional information about the Company's interest rate swaps, see Note 5.

Revenue Recognition
Revenue from the sale of timber is recognized when the following criteria are met: (i) persuasive evidence of an agreement exists, (ii) legal ownership and the risk of loss are transferred to the purchaser, (iii) price and quantity are determinable, and (iv) collectibility is reasonably assured. the Company’s primary sources of revenue are recognized as follows:

(1)	For delivered sales contracts, which include amounts sufficient to cover costs of logging and hauling of timber, revenues are recognized upon delivery to the customer.

(2)
For pay-as-cut contracts, the purchaser acquires the right to harvest specified timber on a tract, at an agreed-upon price per unit. Payments and contract advances are recognized as revenue as the timber is harvested based on the contracted sale rate per unit.

(3)
Revenues from the sale of HBU and nonstrategic timberlands are recognized when title passes and full payment or a minimum down payment is received and full collectibility is assured. If a down payment of less than the minimum down payment is received at closing, the Company will record revenue based on the installment method.

Index to Consolidated Financial Statements

(4)
For recreational leases, rental income collected in advance is recorded as other liabilities in the accompanying consolidated balance sheets until earned over the term of the respective recreational lease and recognized as other revenue.

In addition to the sources of revenue noted above, the Company also may enter into lump-sum sale contracts, whereby the purchaser generally pays the purchase price upon execution of the contract. Title to the timber and risk of loss transfers to the buyer at the time the contract is consummated. Revenues are recognized upon receipt of the purchase price. When the contract expires, ownership of the remaining standing timber reverts to the Company; however, adjustments are not made to the revenues previously recognized. Any extensions of time will be negotiated under a new or amended contract.

Stock-based Compensation
The Company recognizes the fair value of stock options granted to directors or employees over the respective weighted-average vesting periods by charging general and administrative expenses and recording additional paid-in capital. Upon the issuance of restricted stock, the Company records the par value of $0.01 per share as common stock and additional paid-in capital. The fair value of the restricted stock as of the date of award is recognized over the respective vesting periods by charging general and administrative expenses and recording additional paid-in capital.
Earnings Per Share
Basic earnings (loss) per share available to common stockholders is calculated as net income (loss) available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Net income (loss) available to common stockholders is calculated as net income (loss) less dividends payable to or accumulated to preferred stockholders. Diluted earnings (loss) per share available to common stockholders equals basic earnings per share available to common stockholders, adjusted to reflect the dilution that would occur if all outstanding securities convertible into common shares or contracts to issue common shares were converted or exercised and the related proceeds are then used to repurchase common shares.
Income Taxes

The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), and has operated as such beginning with its taxable year ended December 31, 2009. To qualify to be taxed as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its ordinary taxable income to its stockholders. As a REIT, the Company generally is not subject to federal income tax on taxable income it distributes to stockholders. the Company is subject to certain state and local taxes related to the operations of timberland properties in certain locations, which have been provided for in the accompanying consolidated financial statements. the Company records interest and penalties related to uncertain tax positions as general and administrative expense in the accompanying consolidated statements of operations.

The Company has elected to treat CatcMark as a taxable REIT subsidiary. The Company may perform certain non-customary services, including real estate or non-real-estate related services, through CatchMark TRS. Earnings from services performed through CatchMark TRS are subject to federal and state income taxes irrespective of the dividends paid deduction available to REITs for federal income tax purposes. In addition, for the Company to continue to qualify to be taxed as a REIT, the Company’s investment in CatchMark TRS may not exceed 25% of the value of the total assets of the Company.

Deferred tax assets and liabilities represent temporary differences between the financial reporting basis and the tax basis of assets and liabilities based on the enacted rates expected to be in effect when the temporary differences reverse. Deferred tax expense or benefit is recognized in the financial statements according to the changes in deferred tax assets or liabilities between years. Valuation allowances are established to reduce deferred tax assets when it becomes more likely than not that such assets, or portions thereof, will not be realized.

Index to Consolidated Financial Statements

No provision for federal income taxes has been made in the accompanying consolidated financial statements, other than the provision relating to CatchMark TRS, as the Company did not generate taxable income for the periods presented. See Note 13 for more information.

Business Segments
The Company owns interests in approximately 288,800 acres of timberland located on the Lower Piedmont and Upper Coastal Plains of East Central Alabama and West Central Georgia. The Company operates in a single reporting segment, and the presentation of the Company’s financial condition and performance is consistent with the way in which the Company’s operations are managed.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2011-04, Fair Value Measurement (Topic 820) Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (“ASU 2011-04”). ASU 2011-04 converges the GAAP and International Financial Reporting Standards definition of “fair value”, the requirements for measuring amounts at fair value, and disclosures about these measurements. The update does not require additional fair value measurements and is not intended to establish valuation standards or affect valuation practices outside of financial reporting. The adoption of ASU 2011-04 was effective for the Company for the period beginning January 1, 2012. The adoption of ASU 2011-04 has not had a material impact on the Company’s financial statements or disclosures.

In June 2011, the FASB issued Accounting Standards Update 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (“ASU 2011-05”). ASU 2011-05 gives an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The adoption of ASU 2011-05 was effective for the Company for the period beginning January 1, 2012. In February 2013, the FASB issued Accounting Standards Update 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income ("ASU 2013-02"). ASU 2013-02 requires an entity to disclose information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to disclose significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income if the amount reclassified to net income in its entirety in the same reporting period is required under GAAP. For amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. ASU 2013-02 will be effective for the Company for the period beginning January 1, 2013. The adoption of ASU 2011-05 and ASU 2013-02 have not had a material impact on the Company's financial statements or disclosures.

Reclassifications

Certain prior period amounts, as reported, have been reclassified to conform with the current period financial statement presentation.

3.	Timber Assets

Timber and Timberlands

As of December 31, 2012 and 2011, timber and timberlands consisted of the following, respectively:

Index to Consolidated Financial Statements

	As of December 31, 2012
	Gross	Accumulated Depletion or Amortization	Net
Timber	$161,878,914	$11,677,229	$150,201,685
Timberlands	183,349,545	—	183,349,545
Mainline roads	428,688	174,623	254,065
Timber and timberlands	$345,657,147	$11,851,852	$333,805,295

	As of December 31, 2011
	Gross	Accumulated Depletion or Amortization	Net
Timber	$175,512,118	11,759,282	$163,752,836
Timberlands	164,550,798	—	164,550,798
Mainline roads	376,406	118,190	258,216
Timber and timberlands	$340,439,322	$11,877,472	$328,561,850

The timber and timberlands shown above reflect the Mahrt Timberland, which the Company acquired on October 9, 2007 for a purchase price of approximately $400.0 million, exclusive of closing costs. On September 28, 2012, the Company acquired approximately 30,000 acres of timberland (the "Property") for a purchase price of approximately $20.5 million, exclusive of closing costs. the Company had previously held long-term leasehold interest in the Property, which is located within the Mahrt Timberland. In addition, the Company paid $2.0 million to buy out a third party's interest in approximately 14,400 acres of timberland, including 12,400 acres within the Property and 2,000 acres where the Company continues to hold long-term leasehold interests. The Company will also make annual payments on approximately 8,300 acres of the Property at a per-acre rate equal to the then-current lease rate to the seller through May 2022. The estimated net present value of the liability was approximately $1.2 million and was recorded in other liabilities in the accompanying consolidated balance sheets. The acquisition was funded with cash on-hand and debt financing (see Note 4). During 2011, the Company acquired fee-simple interest in approximately 1,400 acres of timberland in which it previously held leasehold interests for approximately $1.0 million, exclusive of closing costs.

During the years ended December 31, 2012, 2011, and 2010, the Company sold approximately 6,020 acres, 1,130 acres, and 1,170 acres of timberland, respectively, for approximately $11.0 million, $1.7 million, and $2.3 million, respectively. The Company’s cost basis in the timberland sold for these years was approximately $7.2 million, $1.2 million, and $1.4 million, respectively.

As of December 31, 2012, the Mahrt Timberland consisted of approximately 288,800 acres of timberland, including 246,300 acres of timberland held in fee-simple interests and approximately 42,500 acres of timberland held in leasehold interests. As of December 31, 2012, the Mahrt Timberland contained approximately 10.1 million tons of merchantable timber inventory, including approximately 6.0 million tons of pulpwood, 2.1 million tons of chip-n-saw, and 2.0 million tons of sawtimber.

Intangible Lease Assets

Upon the acquisition of Mahrt Timberland, the Company allocated the purchase price to tangible assets, consisting of timberland and timber, and intangible assets, consisting of below-market in-place ground leases for which the Company is the lessee. The capitalized below-market in-place lease values are recorded as intangible lease assets and are amortized as adjustments to land rent expense over the weighted-average remaining term of the respective leases. The Company had net below-market lease assets of approximately $0.1 million and $0.3 million as of December 31, 2012 and 2011, respectively, and recognized amortization of this asset of approximately $0.2 million in both 2012 and 2011.

Index to Consolidated Financial Statements

As of December 31, 2012, below-market lease assets will be amortized as follows:

For the years ending December 31,
2013	$85,766
2014	3,521
2015	3,521
2016	3,521
2017	3,521
Thereafter	15,549
$115,399
As of December 31, 2012, the remaining weighted-average amortization period over which below-market lease assets will be amortized is three years.

4.	Note Payable and Line of Credit

On September 28, 2012, the Company entered into a first mortgage loan agreement (the "CoBank Loan") with a syndicate of banks with CoBank, ACB ("CoBank") serving as administrative agent. The CoBank Loan amended and restated the five-year senior loan agreement for $211.0 million entered into on March 24, 2010 and its amendments (the "Mahrt Loan").

Under the CoBank Loan, the Company initially can borrow up to $148.0 million in principal, including $133.0 million through a term loan facility ("CoBank Term Loan") and up to $15.0 million through a revolving credit facility (the "CoBank Revolver"). the Company also has the ability to increase the amount of the CoBank Term Loan by up to $50.0 million (the "CoBank Incremental Loan") during the term of the CoBank Loan. On August 11, 2018, all outstanding principal, interest, and any fees or other obligations on the CoBank Loan will be due and payable in full. The CoBank Loan is secured by a first mortgage in the Mahrt Timberland, a first priority security interest in all bank accounts held by the Company, and a first priority security interest on all other assets of the Company.

Proceeds of $133.0 million from the CoBank Term Loan were used to pay off the outstanding balance of the Mahrt Loan, fund costs associated with closing the CoBank Loan, and partially fund the Property acquisition (see Note 3). As of December 31, 2012, the outstanding balance of the CoBank Loan was $132.4 million, all of which was outstanding under the CoBank Term Loan.

The CoBank Loan bears interest at an adjustable rate based on, at the option of the Company, either the one-, two-, or three-month LIBOR plus an applicable margin ranging from 2.00% to 2.75% (the "LIBOR Rate") or at an alternate base rate plus an applicable margin ranging from 1.00% to 1.75% (the "Base Rate"). The Base Rate for any day is, as announced by CoBank on the first business day of each week, as the higher of (a) 1.5% greater than one-month LIBOR or (b) the prime rate as published from time to time in the Eastern Edition of the Wall Street Journal, or, if the Wall Street Journal shall cease publishing the “prime rate” on a regular basis, such other regularly published average prime rate applicable to such commercial banks as is acceptable to the lenders in their reasonable discretion. The margin component of the LIBOR Rate and the Base Rate is based on the loan-to-collateral-value ratio (the “LTV Ratio”), which is expressed as a percentage, of (a) the outstanding principal amount of all loans outstanding, less certain amounts permitted to be set aside under the terms of the CoBank Loan, for working capital and other purposes and any cash balances accumulated to fund distributions or future acquisitions, to (b) the value of the timberland assets, as determined in accordance with the CoBank Loan.

The Company is required to pay a fee on the unused portion of the CoBank Revolver in an amount equal to the daily unused amount of the CoBank Revolver multiplied by a rate equal to (a) 0.375% per annum, if the LTV Ratio is greater than 40%, (b) 0.250% per annum, if the LTV Ratio is equal to or greater than 35% and less than 40%, and (c) 0.200% per annum, if the LTV Ratio is less than 35%.

Index to Consolidated Financial Statements

The CoBank Loan is subject to mandatory prepayment from proceeds generated from dispositions of timberland and lease terminations. The mandatory prepayment excludes (1) the first $4.0 million of cost basis of timberland dispositions in any fiscal year if (a) LTV Ratio calculated on a pro forma basis after giving effect to such disposition does not exceed 40%, and (b) such cost basis is used as permitted under the CoBank Loan; and (2) lease termination proceeds of less than $2.0 million in a single termination until aggregate lease termination proceeds during the term of the CoBank loan exceeds $5.0 million. The Company may make voluntary prepayments at any time without premium or penalty.

The CoBank Loan contains, among others, the following financial covenants:

•	limits the LTV Ratio to 45% at the end of each fiscal quarter and upon the sale or acquisition of any property;

•	requires a fixed-charge coverage ratio of not less than 1.05:1.00 at the end of each fiscal quarter.

The Company believes it was in compliance as of December 31, 2012 and expects to remain in compliance with the financial covenants of the CoBank Loan. Additionally, the CoBank Loan requires funding of an account under the control of CoBank equal to approximately six months of interest on the CoBank Loan during any time the LTV Ratio is 35% or greater, or approximately three months of interest if the LTV Ratio is less than 35%.
Interest Paid and Fair Value of Outstanding Debt

During the years ended December 31, 2012, 2011, and 2010, the Company made the following interest payments on its borrowings:

	2012	2011	2010
Mahrt Loan	$2,533,285	$4,984,171	$6,212,596
CoBank Loan	726,347	—	—
Senior loan	—	—	876,489
Mezzanine loan	—	—	295,281
	$3,259,632	$4,984,171	$7,384,366

As of December 31, 2012 and 2011, the weighted-average interest rate on the aforementioned borrowings, after consideration of the interest rate swap, was 2.62% and 3.71%, respectively. As of December 31, 2012 and 2011, the estimated fair value of the Company's note payable was approximately $132.4 million and $118.4 million, respectively. The fair value was estimated based on discounted cash flow analysis using the current market borrowing rates for similar types of borrowing arrangements as of the measurement dates. The discounted cash flow method of assessing fair value results in a general approximation of value, and such value may never actually be realized.

5.     Interest Rate Swaps
The Company entered into interest rate swap contracts in order to mitigate its interest rate risk on related financial instruments. The Company does not enter into derivative or interest rate contracts for speculative purposes; however, the Company’s derivatives may not qualify for hedge accounting treatment.

Interest Rate Swap Not Designated as Hedging Instrument

On March 24, 2010, as required by the terms of the Mahrt Loan, the Company entered into an interest rate swap agreement with Rabobank Group (“Rabobank”) to hedge its exposure to changing interest rates on a portion of the Mahrt Loan (the “Rabobank Interest Rate Swap”). The Rabobank Interest Rate Swap is effective from September 30, 2010 to March 28, 2013. Under the terms of the Rabobank Interest Rate Swap, the Company pays interest at a fixed rate of 2.085% per annum and receives variable LIBOR-based interest payments from Rabobank based on the following schedule:

Index to Consolidated Financial Statements

Start Date	End Date	Notional Amount
September 30, 2010	December 30, 2010	$52,500,000
December 30, 2010	March 30, 2011	$49,500,000
March 30, 2011	June 30, 2011	$46,500,000
June 30, 2011	September 30, 2011	$43,500,000
September 30, 2011	December 30, 2011	$67,500,000
December 30, 2011	March 30, 2012	$62,500,000
March 30, 2012	June 29, 2012	$57,500,000
June 29, 2012	September 28, 2012	$50,000,000
September 28, 2012	December 31, 2012	$37,500,000
December 31, 2012	March 28, 2013	$28,500,000
The detail of loss on the RaboBank Interest Rate Swap, which is recorded as loss on interest rate swaps in the accompanying consolidated statements of operations, is provided below for the years ended December 31, 2012, 2011, and 2010:

	2012	2011	2010
Noncash gain (loss) on Rabobank Interest Rate Swap	$847,743	$531,512	$2,271,093
Net payments on Rabobank Interest Rate Swap	(971,259)	(971,009)	(4,065,220)
Loss on Rabobank Interest Rate Swap	$(123,516)	$(439,497)	$(1,794,127)

The Company entered into an interest rate swap agreement with Wachovia Bank, N.A., to hedge its exposure to the senior loan’s variable interest rate (the “Wachovia Interest Rate Swap”). The Wachovia Interest Rate Swap was effective on October 16, 2007 and matured on September 30, 2010. Under the terms of the Wachovia Interest Rate Swap, from October 25, 2008 through September 30, 2010, the Company paid interest at a fixed rate of 4.905% per annum and received LIBOR-based interest payments based on $106.0 million. The detail of loss on the Wachovia Interest Rate Swap, which is recorded as loss on interest rate swaps in the accompanying consolidated statements of operations, is provided below for the year ended December 31, 2010:

2010
Noncash gain on Wachovia Interest Rate Swap	$3,680,341
Net payments on Wachovia Interest Rate Swap	(3,720,244)
Loss on Wachovia Interest Rate Swap	$(39,903)

On January 23, 2009, the Company entered into an interest rate swap agreement with CoBank to hedge its exposure to changing interest rates on $75.0 million of the senior loan (the “CoBank Interest Rate Swap”). The CoBank Interest Rate Swap was effective between February 24, 2009 and February 24, 2010. Under the terms of the CoBank Interest Rate Swap, the Company paid interest at a fixed rate of 1.14% per annum and received LIBOR-based interest payments from CoBank on a notional amount of $75.0 million. The detail of loss on the CoBank Interest Rate Swap, which is recorded as loss on interest rate swaps in the accompanying consolidated statements of operations, is provided below for the year ended December 31, 2010:

2010
Noncash gain on CoBank Interest Rate Swap	$98,940
Net payments on CoBank Interest Rate Swap	(102,242)
Loss on CoBank Interest Rate Swap	$(3,302)

Index to Consolidated Financial Statements

Interest Rate Swap Designated as Hedging Instrument

As required by the terms of the CoBank Loan, on October 23, 2012, the Company entered into an interest rate swap agreement with Rabobank to hedge its exposure to changing interest rates on $80.0 million of the CoBank Loan that is subject to a variable interest rate (the “Rabobank Forward Swap”). The Rabobank Forward Swap has an effective date of March 28, 2013 and matures on September 30, 2017. Under the terms of the Rabobank Forward Swap, the Company will pay interest at a fixed rate of 0.91% per annum to Rabobank and will receive one-month LIBOR-based interest payments from Rabobank. The Rabobank Forward Swap qualifies for hedge accounting treatment. At December 31, 2012, the Company recognized the change in fair value of the Rabobank Forward Swap of approximately $0.7 million as other comprehensive loss. During 2012, there was no hedge ineffectiveness on the Rabobank Forward Swap required to be recognized in earnings. No amounts were paid or received on the Rabobank Forward Swap during the year ended December 31, 2012.

6.    Commitments and Contingencies

MeadWestvaco Timber Agreements

In connection with its acquisition of the Mahrt Timberland, the Company entered into a fiber supply agreement and a master stumpage agreement (collectively, the “Timber Agreements”) with a wholly owned subsidiary of MeadWestvaco Corporation (“MeadWestvaco”). The fiber supply agreement provides that MeadWestvaco will purchase specified tonnage of timber from CatchMark TRS at specified prices per ton, depending upon the type of timber. The fiber supply agreement is subject to quarterly market pricing adjustments based on an index published by Timber Mart-South, a quarterly trade publication that reports raw forest product prices in 11 southern states. The master stumpage agreement provides that the Company will sell specified amounts of timber and make available certain portions of the Mahrt Timberland to CatchMark TRS for harvesting at $0.10 per ton of qualifying timber purchased by MeadWestvaco plus a portion of the gross proceeds received from MeadWestvaco under the fiber supply agreement. The initial term of the Timber Agreements is October 9, 2007 through December 31, 2032, subject to extension and early termination provisions. The Timber Agreements ensure a long-term source of supply of wood fiber products for MeadWestvaco in order to meet its paperboard and lumber production requirements at specified mills and provide the Company with a reliable customer for the wood products from the Mahrt Timberland.

For the years ended December 31, 2012, 2011, and 2010, approximately 54%, 58%, and 61%, respectively, of the Company's net timber sales revenue was derived from the Timber Agreements. For 2013, the Company is required to make available a minimum of approximately 0.6 million tons of timber for purchase by MeadWestvaco at fiber supply agreement pricing.

FRC Timberland Operating Agreement

The Company is party to a timberland operating agreement with Forest Resource Consultants, Inc. (“FRC”). Pursuant to the terms of the timberland operating agreement, FRC manages and operates the Mahrt Timberland and the related timber operations, including ensuring delivery of timber to MeadWestvaco in compliance with the Timber Agreements. In consideration for rendering the services described in the timberland operating agreement,the Company pays FRC (i) a monthly management fee based on the actual acreage FRC manages, which is payable monthly in advance, and (ii) an incentive fee based on net revenues generated by the Mahrt Timberland. The incentive fee is payable annually in arrears. The timberland operating agreement, as amended, is effective through December 31, 2013, with the option to extend for one-year periods and may be terminated by either party with mutual consent or by the Company with or without cause upon providing 120 days’ prior written notice.

Obligations under Operating Leases
The Company owns leasehold interests related to the use of approximately 42,500 acres of timberland as of December 31, 2012. These operating leases have expiration dates ranging from 2013 through 2022. Approximately 21,500 acres of these leased timberlands are leased to the Company under one long-term lease that expires in May 2022 (the “LTC Lease”). The LTC Lease calls for four quarterly rental payments totaling $3.10 per acre plus an annual

Index to Consolidated Financial Statements

adjustment rental payment based on the change in the Producer Price Index as published by the U.S. Department of Labor’s Bureau of Labor Statistics from the LTC Lease’s base year of 1956. This annual rental payment adjustment increased the per-acre lease rate to approximately $21.00 for 2012, which is the rate used to calculate the following remaining required payments under the terms of the operating leases as of December 31, 2012:

2013	$875,946
2014	785,616
2015	671,003
2016	671,003
2017	671,003
Thereafter	2,872,349
$6,546,920
Placement Agent Agreements
On February 25, 2010, the Company entered into a placement agent agreement with Wells Germany GmbH, a limited partnership organized under the laws of Germany (“Wells Germany”), and Viscardi AG, a corporation organized under the laws of Germany (“Viscardi”). Wells Real Estate Funds, Inc. (“Wells REF”), which is the owner of Wells Capital, the Company’s sponsor, indirectly owns a majority interest in Wells Germany. On January 3, 2011, the Company entered into a placement agent agreement, effective December 21, 2010, with Wells Germany and Renalco S.A., a company organized under the laws of Switzerland (“Renalco”). Viscardi and Renalco are not in any way affiliated with the Company, Wells Germany, or any of their respective affiliates.

Pursuant to the agreements, the Company engaged Viscardi and Renalco to act as placement agents in connection with the 2010 German Offering and to provide ongoing account maintenance and administrative services in connection with shares of common stock sold under the 2010 German Offering. The placement agent agreements expired upon the conclusion of the 2010 German Offering, provided however, that with respect to the ongoing account maintenance and administrative services contemplated by the parties, the placement agent agreements will continue until the earlier of (i) a liquidity event, which includes, among other things, the listing of the common stock on an exchange (as defined by the Exchange Act) or the disposition of all or a majority of the assets or capital stock of the Company (a “Liquidity Event”) or (ii) December 31, 2018. The Company pays an annual account maintenance fee to Viscardi and Renalco of $0.05 per share purchased in the 2010 German Offering.

During the years ended December 31, 2012 and 2011, the Company incurred approximately $17,600 and $17,500, respectively, of annual account maintenance fees under the placement agent agreements.

Litigation

From time to time, the Company may be a party to legal proceedings that arise in the ordinary course of its business. Management makes assumptions and estimates concerning the likelihood and amount of any reasonably possible loss relating to these matters using the latest information available. The Company records a liability for litigation if an unfavorable outcome is probable and the amount of loss or range of loss can be reasonably estimated. If an unfavorable outcome is probable and a reasonable estimate of the loss is a range, the Company accrues the best estimate within the range. If no amount within the range is a better estimate than any other amount, the Company accrues the minimum amount within the range. If an unfavorable outcome is probable but the amount of the loss cannot be reasonably estimated, the Company discloses the nature of the litigation and indicates that an estimate of the loss or range of loss cannot be made. If an unfavorable outcome is reasonably possible and the estimated loss is material, the Company discloses the nature and estimate of the possible loss of the litigation. the Company does not disclose information with respect to litigation where an unfavorable outcome is considered to be remote.

The Company is not currently involved in any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on the results of operations or financial condition of the Company. The Company is not aware of any legal proceedings contemplated by governmental authorities.

Index to Consolidated Financial Statements

7.	Noncontrolling Interest
On November 9, 2005, CatchMark OP issued 8,000 common units to the Company and 80 common units to Wells Capital in exchange for $200,000 and $2,000, respectively. On December 28, 2006, Wells Capital transferred to Wells TIMO all of its common units of CatchMark OP. The common units held by the Company and Wells TIMO represent limited partnership interests in CatchMark OP of approximately 99.99% and 0.01%, respectively.
Limited partners holding common units representing limited partnership interests in CatchMark OP have the option to redeem such units after the units have been held for one year. Unless the Company exercises its right to purchase common units of CatchMark OP for shares of its common stock, CatchMark OP would redeem such units with cash.
On November 9, 2005, CatchMark OP also issued 40 special units to Wells Capital for $1,000. On December 28, 2006, Wells Capital transferred to Wells TIMO all of its special units of CatchMark OP. The holder of special units does not participate in the profits and losses of CatchMark OP. Amounts payable to the holder of the special units, if any, will depend on the amount of net sales proceeds received from property dispositions or the market value of the Company’s shares upon listing, or the fair market value of the Company’s assets upon the termination of the Advisory Agreement without cause (see Notes 8 and 12).

8.    Special Units

Wells TIMO, the Advisor, is the holder of the special units of limited partnership interest in CatchMark OP. So long as the special units remain outstanding, Wells TIMO will be entitled to distributions from CatchMark OP in an amount equal to 15.0% of net sales proceeds and any debt repayment received by CatchMark OP on dispositions of its timberland and real estate-related investments after the other holders of common units, including Wells TIMO, have received, in the aggregate, cumulative distributions equal to their capital contributions (less any amounts received in redemption of their common units) plus a 7.0% cumulative, noncompounded annual pre-tax return on their net capital contributions.
In addition, the special units will be redeemed by CatchMark OP, resulting in a one-time payment to the holder of the special units, upon the earliest to occur of the following events:

(i)	the listing of the Company’s common stock on a national securities exchange (the “Listing Liquidity Event”); or

(ii)	the termination or nonrenewal of the Advisory Agreement (a “Termination Event”).
As holder of the special units, Wells TIMO will be entitled to distributions from CatchMark OP in the event of a Listing Liquidity Event in an amount equal to 15.0% of net sales proceeds received by CatchMark OP if the Company had liquidated its properties and real estate-related investments for an amount equal to the market value of the listed shares after the holders of common units, including us, have received, in the aggregate, cumulative distributions equal to their capital contributions (less any amounts received in redemption of their common units) plus a 7.0% cumulative, noncompounded annual pre-tax return on their net capital contributions.
In the event of a redemption upon listing, CatchMark OP would pay the redemption amount in the form of shares of common stock of the Company. The redemption payment due upon a Termination Event, other than a termination for cause, is equal to the aggregate amount of net sales proceeds that would have been distributed to the holder of the special units as described above if, on the date of the occurrence of the Termination Event, all assets of CatchMark OP have been sold for their then fair market values and all liabilities of catchMark OP had been satisfied in full according to their terms. In the event of a Termination Event without cause, CatchMark OP would make the one-time payment in the form of a noninterest-bearing promissory note in an amount equal to the redemption amount. The promissory note will be repaid from net proceeds of the sale of CatchMark OP’s assets in connection with or following the Termination Event. In the event of a Listing Liquidity Event subsequent to a Termination Event, the promissory note would be canceled in exchange for shares of the Company’s common stock equal in market value to the outstanding balance of the promissory note.

In the event the Company terminates the Advisory Agreement for cause, which includes fraud, criminal conduct, willful misconduct, willful or grossly negligent breach of fiduciary duty, and a material breach of the Advisory Agreement by Wells TIMO, CatchMark OP would redeem the special units for $1.00.

9.    Stockholders' Equity

Preferred Stock

The Company is authorized to issue one or more series of preferred shares, par value of $0.01 per share. The Company's board of directors approved the designation, issuance, and sale of up to 35,000 shares of Series A preferred stock and up to 15,000 shares of Series B preferred stock to Wells REF, an affiliate of the Company, for a purchase price of $1,000 per share. Between October 2007 and December 2009, the Company issued 32,128 shares of Series A preferred stock and 11,500 shares of Series B preferred stock to Wells REF in exchange for approximately $32.1 million and $11.5 million, respectively. The Company's Series A and Series B preferred stock are not convertible into shares of the Company's common stock. If the Company is liquidated or dissolved, the holders of the preferred stock are entitled to receive the issue price of $1,000 per share plus any accrued and unpaid dividends before any payment may be made to the holders of the Company's common stock or any other class or series of the Company's capital stock ranking junior on liquidation to the Series A and Series B preferred stock.

Prior to May 9, 2011, dividends accrued on the Series A and Series B preferred stock at the rate per annum of 8.5%. On May 9, 2011, Wells REF, as the sole holder of the Series A preferred stock and Series B preferred stock consented to the waiver of the daily accrual of dividends on the Series A preferred stock and Series B preferred stock at an annual rate of 8.5%, provided that from and after May 9, 2011, the dividends on the Series A preferred stock and Series B preferred stock will continue to accrue at an annual rate of 1.0%. If authorized by the Company's board of directors and declared by the Company, accrued dividends are payable on September 30 of each year. In exchange for the reduction in the annual dividend rate, the board of directors of the Company approved the redemption of the preferred stock held by Wells REF using up to 40% of the net proceeds from the Follow-On Offering, provided that the amount of Series A preferred stock and Series B preferred stock redeemed per month from Wells REF not exceed $2.0 million.

During the year ended December 31, 2012, the Company redeemed 356 shares of its preferred stock at the original issue price of approximately $0.4 million, plus accrued but unpaid dividends of $0.1 million. As of December 31, 2012, the Company had redeemed 6,236 shares of its preferred stock for approximately $7.9 million, consisting of approximately $6.2 million in original issuance price and approximately $1.7 million in accrued dividends. Approximately 37,392 shares of preferred stock remained outstanding as of December 31, 2012, with accrued but unpaid dividends of approximately $11.2 million included in preferred stock in the accompanying consolidated statements of stockholders' equity.

Stock Incentive Plan

The Company adopted a long-term incentive plan, which is used to attract and retain qualified independent directors, employees, advisors, and consultants, as applicable, subject to certain limitations. A total of 200,000 shares of common stock were authorized and reserved for issuance under the long-term incentive plan, of which 40,000 of such common shares were reserved for issuance to independent directors under an independent directors compensation plan.

The exercise price of any award shall not be less than the fair market value of the common stock on the date of the grant. The board of directors or a committee of the independent directors administers the incentive plan, with sole authority (following consultation with Wells TIMO) to select participants, determine the types of awards to be granted, and all of the terms and conditions of the awards, including whether the grant, vesting, or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted under the plan if the grant, vesting, and/or exercise of the awards would jeopardize the Company’s status as a REIT under the Code or otherwise violate the ownership and transfer restrictions imposed under the Company’s charter. Unless determined by the board of directors or a committee of the independent directors, no award granted under the long-term incentive plan will be transferable except through the laws of descent and distribution.

Index to Consolidated Financial Statements

Between 2006 and 2009, the Company granted to its four independent directors a total of 8,800 options to purchase shares of its common stock. These grants of options were anti-dilutive with an exercise price of $25.00 per share. These options were fully vested as of August 2011 and all remained exercisable as of December 31, 2012.

On November 13, 2009, the board of directors amended and restated the independent directors compensation plan to provide for the issuance of restricted stock, rather than options, as noncash compensation to the independent directors of the Company. The amended and restated plan provides that each independent director elected or appointed to the board on or after November 13, 2009 will receive a grant of 1,000 shares of restricted stock upon his or her initial election or appointment. Upon each subsequent re-election to the board, each independent director will receive a subsequent grant of 400 shares of restricted stock. The shares of restricted stock vests in thirds on each of the first three anniversaries of the date of grant. During 2012, 2,200 shares of restricted stock were granted. As of December 31, 2012, 6,400 shares of restricted stock had been granted, approximately 1,600 shares of which had vested, and approximately 667 shares of which were forfeited upon the resignation of an independent director from the board of the Company in 2012.

Distribution Reinvestment Plan

The Company has adopted a distribution reinvestment plan (“DRP”), as amended and restated, through which stockholders may elect to reinvest an amount equal to the distributions declared on their shares of common stock into shares of the Company’s common stock in lieu of receiving cash distributions. To the extent the Company makes future cash distributions to its stockholders, shares may be purchased under the DRP by participating stockholders for a price equal to the most recently published per-share estimated value ($16.40). Participants in the DRP may purchase fractional shares so that 100% of the distributions may be used to acquire additional shares of the Company's common stock. The Company may amend, suspend, or terminate the DRP for any reason at any time upon 10 days written notice to its stockholders.

Share Redemption Plan

The board of directors of the Company adopted a share redemption plan, or SRP, as amended and restated, that allows stockholders who hold their shares for more than one year to sell their shares back to the Company, subject to certain limitations and penalties. Redemptions sought within two years of the death, qualifying disability, or qualification for federal assistance for confinement to a long-term care facility of a stockholder ("Qualified Special Redemptions") do not require a one-year holding period. Shares redeemed under the SRP, other than Qualified Special Redemptions, are limited to the lesser of (i) the sum of net proceeds received from the sale of shares through the DRP plus any additional amounts reserved for redemptions by the Company's board of directors, or (ii) in any calendar year, 5% of the weighted-average common shares outstanding during the preceding year. Qualified Special Redemptions are limited to the sum of net proceeds received from the sale of shares through the DRP plus any additional amounts reserved for redemptions by the Company's board of directors. To date, the Company has not received proceeds from the sale of shares through the DRP, as it has not made cash distributions to the stockholders. The Company's board of directors has approved a monthly, non-cumulative reserve of $150,000 to fund Qualified Special Redemptions. To the extent it does not receive proceeds from the sale shares of its common stock through the DRP, the Company may not be able to redeem shares through the SRP other than Qualified Special Redemptions.

Prior to October 1, 2012, the price for all redemptions, other than Qualified Special Redemptions, through the end of the period of one year after the completion of the Company's offering stage was 91% of the aggregate amount paid to the Company for all shares owned by the redeeming stockholder divided by the number of shares owned by such stockholder. Thereafter, the redemption price will be 95% of the published estimated per-share value. Prior to October 1, 2012, the redemption price for Qualified Special Redemptions through the end of the period of one year after the completion of the Company's offering stage was equaled to 100% of the aggregate amount paid to the Company for all shares owned by the redeeming stockholder divided by all shares owned by such stockholder. Thereafter, the redemption price was 100% of the published estimated per-share value.

Index to Consolidated Financial Statements

On August 6, 2012, the Company's board of directors suspended the Amended SRP, as defined below, effective October 1, 2012 until the first full month following the initial publication of the estimated per-share value. Also, on August 6, 2012, the Company amended the SRP (the “Amended SRP”), effective October 1, 2012. The Amended SRP provides that the redemption price for all redemptions, including Qualified Special Redemptions, will be calculated in the same manner. Specifically, until the initial publication in an Exchange Act report filed with the SEC of an estimated per-share value approved by the board of directors, the price per share was 91% of the aggregate amount paid to the Company for all shares owned by the redeeming stockholder, divided by the number of shares owned by such stockholder that were acquired from the Company. After the initial estimated per-share value publication, the price will be 95% of the estimated per share value, plus or minus any valuation adjustment as provided in the Amended SRP.

The Company announced its estimated per-share value in a current report on Form 8-K on December 14, 2012. Effective January 1, 2013, the Amended SRP resumed and the price to be paid for shares redeemed under the Amended SRP will be 95% of the estimated per-share value of the Company's common stock, or $15.58, plus or minus any valuation adjustment as provided in the Amended SRP.

During the years ended December 31, 2012 and 2011, approximately 31,635 and 37,042 shares of common stock, respectively, were redeemed under the SRP for approximately $0.7 million and $0.9 million, respectively. In September 2012, qualified redemption requests exceeded the $150,000 limit set by the board of directors. As a result, September 2012 redemption requests were pro-rated per terms of the SRP. The Company redeemed $150,000 of shares at 100% the aggregate amount paid to it. Wells Capital reimbursed the Company 9% of the amount of shares redeemed in September 2012, or $13,500. As of September 30, 2012, approximately $0.2 million of qualified redemption requests were unfulfilled and returned to the investors. No shares were redeemed during the fourth quarter of 2012 and no redemption requests were unfilled as of December 31, 2012. The board of directors may amend, suspend, or terminate the SRP upon 30 days' written notice and without stockholder approval.

10.     Recreational Leases

The Company leases certain access rights to portions of the Mahrt Timberland to individuals and companies for recreational purposes. These operating leases generally have terms of one year with certain provisions to extend the lease agreements for another one-year term. The Company retains substantially all of the risks and benefits of ownership of the timberland properties leased to tenants. As of December 31, 2012, approximately 254,000 acres, or 99%, of the Company’s available timberland had been leased to tenants under operating leases that expire in May 2013. Under the terms of the recreational leases, tenants are required to pay the entire rent upon execution of the lease agreement. Such rental receipts are recorded as other liabilities until earned over the terms of the respective recreational leases and recognized as other revenue. As of December 31, 2012 and 2011, approximately $1.0 million and $1.0 million, respectively, of such rental receipts are recorded as other liabilities in the accompanying consolidated balance sheets. For each of the three years in the period ended December 31, 2012, the Company recognized other revenues related to recreational leases of approximately $2.4 million.

Index to Consolidated Financial Statements

11.	Supplemental Disclosures of Noncash Activities

Outlined below are significant noncash investing and financing transactions for the years ended December 31, 2012, 2011, and 2010, respectively:

	2012	2011	2010
Write-off of due to affiliates	$27,315,249	$—	$—
Dividends accrued on preferred stock	$373,992	$1,556,675	$3,708,380
Discounts applied to issuance of common stock	$43,761	$463,980	$360,530
Commissions on stock sales and related dealer-manager fees due to affiliate	$—	$105,502	$—
Issuance (cancellation) of stock dividends	$(329)	$5,570,133	$6,057,323
Stock dividends payable to stockholders – additional paid-in capital	$—	$(221,082)	$221,082
Stock dividends payable to stockholders – par value	$—	$(221)	$221
Issuance of stock-based compensation	$55,000	$40,000	$65,000
Other liabilities assumed upon acquisition of timberland	$1,156,317	$4,404	$—
Market value adjustment to interest rate swap	$(687,674)	$—	$—
Other offering costs due to affiliate	$—	$28,316	$121,457

12.	Related-Party Transactions

Advisory Agreement

The Company and CatchMark OP are party to the Advisory Agreement with Wells TIMO, a wholly owned subsidiary of Wells Capital. On March 16, 2012, the board of directors of the Company approved a second amendment to the Advisory Agreement (“Advisory Agreement Amendment No. 2”), which amended certain provisions related to fees and expense reimbursements. Advisory Agreement Amendment No. 2, which was effective April 1, 2012, provides that as of and for each quarter, the amount of fees and expense reimbursements payable to Wells TIMO will be limited to the lesser of (i) 1.0% of assets under management as of the last day of the quarter less advisor fees paid for the preceding three quarters, and (ii) free cash flow for the four quarters then ended in excess of an amount equal to 1.25 multiplied by the Company’s interest expense for the four quarters then ended. Free cash flow is defined as EBITDA (as defined in the Company's loan agreements), less all capital expenditures paid by the Company on a consolidated basis, less any cash distributions (except for the payments of accrued but unpaid dividends as a result of any redemptions of the Company's outstanding preferred stock). The amount of the disposition fees and the reimbursement of organization and offering expenses payable pursuant to the Advisory Agreement, as amended, remained unchanged. No payments would be permitted under the Advisory Agreement, as amended, if they would cause a default under the Company's loan agreements.

On April 1, 2011, the board of directors of the Company approved an amendment to the Advisory Agreement (the “Advisory Agreement Amendment No. 1”) that limited the amount of fees and expense reimbursements as of and for each quarter to the least of: (1) an asset management fee equal to one fourth of 1.0% of asset under management plus reimbursements for all costs and expenses Wells TIMO incurred in fulfilling its duties as the asset manager, (2) one quarter of 1.5% of assets under management, or (3) free cash flow in excess of an amount equal to 1.05 multiplied by interest on outstanding debt. Free cash flow was defined as EBITDA (as defined in the Company's loan agreements), less all capital expenditures paid by the Company on a consolidated basis, less any cash distributions (except for the payments of accrued but unpaid dividends as a result of any redemptions of the Company's outstanding preferred stock), less any cash proceeds from timberland sales equal to the cost basis of the properties sold. Advisory Agreement Amendment No. 2 superseded Advisory Agreement Amendment No. 1.

Index to Consolidated Financial Statements

Prior to April 1, 2011, Wells TIMO was entitled to the following fees and reimbursements pursuant to the Advisory Agreement:

•	Reimbursement of organization and offering costs paid by Wells TIMO and its affiliates on behalf of the Company, not to exceed 1.2% of gross offering proceeds.

•	Monthly asset management fees equal to one-twelfth of 1.0% of the greater of (i) the gross cost of all investments made on behalf of the Company and (ii) the aggregate value of such investments.

•	Reimbursement for all costs and expenses Wells TIMO incurs in fulfilling its duties as the asset portfolio manager.

•
For any property sold by the Company, if Wells TIMO provided a substantial amount of services in connection with the sale (as determined by the Company’s independent directors), a fee equal to (i) for each property sold at a contract price up to $20.0 million, up to 2.0% of the sales price, and (ii) for each property sold at a contract price in excess of $20.0 million, up to 1.0% of the sales price. The precise amount of the fee within the preceding limits will be determined by the Company’s board of directors, including a majority of the independent directors, based on the level of services provided and market norms. The real estate disposition fee may be in addition to real estate commissions paid to third parties. However, the total real estate commissions (including such disposition fee) may not exceed the lesser of (i) 6.0% of the sales price of each property or (ii) the level of real estate commissions customarily charged in light of the size, type, and location of the property.

Effective July 11, 2012, the Advisory Agreement, as amended (the “Amended Advisory Agreement”) was renewed through July 10, 2013, upon terms identical to those in effect through July 10, 2012. The Amended Advisory Agreement may be renewed for successive one-year terms upon the mutual consent of the parties. The Company may terminate the Amended Advisory Agreement without penalty upon 60 days’ written notice. If the Company terminates the Amended Advisory Agreement, it will pay Wells TIMO all earned but unpaid fees. In addition, if the Amended Advisory Agreement is terminated without cause, the special units of limited partnership held by Wells TIMO will be redeemed for payments as described in Note 8.

Under the terms of the Amended Advisory Agreement, the Company was required to reimburse Wells TIMO for certain organization and offering costs up to the lesser of actual expenses or 1.2% of gross offering proceeds raised. the Company incurred and charged to additional paid-in capital cumulative organization and offering costs of approximately $2.1 million related to the Initial Public Offering and approximately $1.5 million related to the Follow-On Offering, the sum of which represents approximately 1.2% of cumulative gross proceeds raised by the Company under the Public Offerings. As of December 31, 2011, approximately $2.2 million of organization and offering costs incurred by the Company and due to Wells TIMO had been deferred by the terms of the Company's loan agreements. On January 27, 2012, Wells TIMO forgave the deferred organization and offering expenses. After adjusting for this write-off, organization and offering costs represents approximately 0.5% of cumulative gross proceeds raised under the Public Offerings. Upon the expiration of the Company’s Follow-On Offering on December 31, 2011, approximately $6.4 million of organization and offering expenses related to the Follow-On Offering that had not been incurred and charged to additional paid-in capital by the Company was expensed by Wells TIMO and is not subject to reimbursement by the Company.

On January 20, 2012, the Company entered into an agreement with Wells TIMO to forgive approximately $25.1 million of accrued but unpaid asset management fees and expense reimbursements that were previously deferred due to restrictions under the Company's loan agreements. Due to the related-party nature of these transactions, this amount, along with the organizational and offering costs forgiven by Wells TIMO on January 27, 2012, were recorded as additional paid-in capital during 2012.

Index to Consolidated Financial Statements

Dealer-Manager Agreement

The Company had executed a dealer-manager agreement (the “Dealer-Manager Agreement”), whereby Wells Investment Securities, Inc. (“WIS”), an affiliate of Wells Capital, performed the dealer-manager function for the Company’s Public Offerings. For these services, WIS earned a commission of up to 7.0% of the gross offering proceeds from the sale of the Company’s shares, of which substantially all was re-allowed to participating broker/dealers. The Company pays no commissions on shares issued under its DRP.

Additionally, WIS earned a dealer-manager fee of 1.8% of the gross offering proceeds at the time the shares are sold. A portion of the dealer-manager fee was re-allowed to participating broker-dealers. Dealer-manager fees applied to the sale of shares in the primary offering only and do not apply to the sale of shares under the Company’s DRP.

Structuring Agent Agreement

The Company is party to a structuring agent agreement (the “Structuring Agent Agreement”) whereby Wells Germany served as the structuring agent in connection with the 2010 German Offering. The Company paid a structuring agent fee to Wells Germany of $0.50 per share sold under the 2010 German Offering. The Structuring Agent Agreement expired upon the conclusion of the 2010 German Offering, provided, however, that with respect to the ongoing services contemplated by the parties, the Structuring Agent Agreement will terminate upon the earlier of (i) a Liquidity Event or (ii) December 31, 2018.

Related-Party Costs

Pursuant to the terms of the agreements described above, the Company incurred the following related-party costs for the years ended December 31, 2012, 2011, and 2010, respectively:

	2012	2011	2010
Advisor fees and expense reimbursements (1)	$3,720,000	$3,324,154	$6,130,749
Disposition fees	219,449	29,968	15,570
Commissions(2)(3)	246,546	3,421,576	2,914,743
Dealer-manager fees(2)	71,057	950,727	796,822
Other offering costs(2)	48,752	654,136	550,958
Structuring agent fees	—	—	176,166
Total	$4,305,804	$8,380,561	$10,585,008

(1)
Prior to April 1, 2011, fees and reimbursements incurred pursuant to the Advisory Agreement were classified as related-party asset management fees and general and administrative expenses in the consolidated statements of operations. Subsequent to April 1, 2011, fees incurred pursuant to the Advisory Agreement amendments are classified as advisor fees and expense reimbursements in the consolidated statements of operations since the amounts are not necessarily based on assets under management or reimbursable operating expenses. Amounts reported for 2010 have been reclassified to conform to current presentation to ensure consistency and comparability.

(2)	Commissions, dealer-manager fees, and other offering costs were charged against stockholders’ equity as incurred.

(3)	Substantially all commissions were re-allowed to participating broker/dealers during 2012, 2011, and 2010.

Advisor fees and expense reimbursements of approximately $3.7 million for the year ended December 31, 2012 were determined pursuant to Advisory Agreement Amendment No. 2 and represented 1.0% of asset under management, which was less than the free cash flow in excess of 1.25 times the Company's interest expense for the four quarters ended December 31, 2012.

Index to Consolidated Financial Statements

Due to Affiliates

The detail of amounts due to affiliates is provided below as of December 31, 2012 and 2011:

	As of December 31,
	2012	2011
Advisor fees and expense reimbursements due to Wells TIMO (1)	$1,326,255	$25,504,045
Other offering cost reimbursements due to Wells TIMO (2)	—	2,258,696
Operating expense reimbursements due to Wells TIMO (1)	—	1,067,691
Commissions on stock sales and related dealer-manager fees due to WIS	—	130,141
Total	$1,326,255	$28,960,573
(1) On January 20, 2012, we entered into an agreement with Wells TIMO whereby Wells TIMO forgave approximately $25.1 million of accrued but unpaid asset management fees and reimbursements that were previously deferred due to restrictions under our loan agreements. Due to the related-party nature of this transaction, this amount was recorded as additional paid-in capital during 2012.
(2) On January 27, 2012, approximately $2.2 million of other offering cost due to Wells TIMO was forgiven. Due to the related-party nature of this transaction, this amount was recorded as additional paid-in capital during 2012.

Conflicts of Interest

As of December 31, 2012, Wells TIMO had eight employees. Until such time, if ever, as Wells TIMO hires sufficient personnel of its own to perform the services under the Amended Advisory Agreement, it will continue to rely upon employees of Wells Capital to perform many of its obligations. Wells Capital, the parent company and manager of Wells TIMO, also is a general partner or advisor of the various affiliated public real estate investment programs (“Wells Real Estate Funds”). As such, in connection with serving as a general partner or advisor for Wells Real Estate Funds and managing Wells TIMO’s activities under the Amended Advisory Agreement, Wells Capital may encounter conflicts of interest with regard to allocating human resources and making decisions related to investments, operations, and disposition-related activities for the Company and Wells Real Estate Funds.

As of December 31, 2012, two members of the Company’s board of directors serve on the board of Columbia Property Trust, Inc. ("Columbia"), formerly known as Wells Real Estate Investment Trust II, Inc., a REIT previously sponsored by Wells REF; additionally, one of them also serves on the board of Wells Core Office Income REIT, Inc., a REIT currently sponsored by Wells REF. Accordingly, they may encounter certain conflicts of interest regarding investment and operational decisions.

Operational Dependency

The Company has engaged Wells TIMO to provide certain services essential to the Company, including asset management services, supervision of the management of properties owned by the Company, asset acquisition and disposition services, as well as other administrative responsibilities, including accounting services, stockholder communications, and investor relations. Wells TIMO is dependent on Wells Capital to provide certain services that are essential to their operations. This agreement is terminable by either party upon 60 days’ written notice. As a result of these relationships, the Company's operations are dependent upon Wells Capital and Wells TIMO.

Wells Capital and Wells TIMO are all owned and controlled by Wells REF. The operations of Wells Capital, Wells TIMO, WIS, Wells Management Company, Inc. (“Wells Management”), Wells Core Office Income REIT Advisory Services ("Wells Core Advisor"), and their affiliates represent substantially all of the business of Wells REF. Accordingly, the Company focuses on the financial condition of Wells REF when assessing the financial condition of Wells Capital and Wells TIMO. In the event that Wells REF were to become unable to meet its obligations as they become due, the Company might be required to find alternative service providers.

Future net income generated by Wells REF will be largely dependent upon the amount of fees earned by Wells Capital, Wells TIMO, WIS, Wells Management, Wells Core Advisor, and their affiliates, based on, among other things, real

Index to Consolidated Financial Statements

estate assets managed, the amount of investor proceeds raised, and the volume of future acquisitions and dispositions of real estate assets by the Company and other Wells REF-sponsored programs, as well as distribution income earned from equity interests in another REIT. As of December 31, 2012, the Company had no reason to believe that Wells REF does not have access to adequate liquidity and capital resources, including cash flow generated from operations, cash on hand, other investments, and borrowing capacity, necessary to meet its current and future obligations as they become due. Modifying service agreements between Wells REF, or its affiliates, and the Company, or other Wells REF-sponsored programs, could impact Wells REF’s future net income and future access to liquidity and capital resources. For example, a large portion of Wells REF's income is derived under agreements with Columbia. Effective February 28, 2013, Columbia transitioned to self-management and indicated that it does not expect to rely on Wells REF for the same level of services beyond December 31, 2013. As such, Wells REF does not expect to receive significant compensation from Columbia beyond December 31, 2013.

13.     Income Taxes
The Company records deferred income taxes using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income tax assets and liabilities are recorded based on the differences between the financial reporting and income tax bases of assets and liabilities. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. Components of the deferred tax asset as of December 31, 2012 and 2011 were attributable to the operations of CatchMark TRS only and were as follows:

	As of December 31,
	2012	2011
Deferred tax asset:
Net operating loss carryforward	$3,267,382	$4,140,397
Gain on timberland sales	(6,985)	(6,985)
Other	—	(1,735)
Total deferred tax asset	3,260,397	4,131,677

Valuation allowance	(3,260,397)	(4,131,677)
Deferred tax asset, net	$—	$—

The Company did not incur any deferred tax liabilities for the years ended December 31, 2012 and 2011.

The Company elected to be taxed as a REIT for its taxable years ended December 31, 2012, 2011, and 2010. As of January 1, 2009, its REIT commencement date, the Company had net built-in gains on its timber assets of approximately $18.3 million. The Company has elected not to take such net built-in gains into income immediately prior to its REIT commencement date, but rather subsequently recognize gain on the disposition of any assets it holds at the REIT commencement date, if disposed of within the ten-year period beginning on the REIT commencement date. The Company will be subject to tax on such net built-in gains at the highest regular corporate rate during the ten-year period beginning on the REIT commencement date on the lesser of (a) the excess of the fair market value of the asset disposed of as of the REIT commencement date over its basis in the asset as of the REIT commencement date (the built-in gain with respect to that asset as of the REIT commencement date); (b) the amount of gain the Company would otherwise recognize on the disposition; or (c) the amount of net built-in gain in its assets as of the REIT commencement date not already recognized during the ten-year period. At December 31, 2012, the Company had federal and state net operating loss carryforwards of approximately $98.1 million and $82.2 million, respectively. Such net operating loss carryforwards may be utilized, subject to certain limitations, to offset future taxable income, including net built-in gains. If not utilized, the federal net operating loss carryforwards will begin to expire in 2027, and the state net operating loss carryforwards will begin to expire in 2022.

Income taxes for financial reporting purposes differ from the amount computed by applying the statutory federal rate primarily due to the effect of state income taxes and valuation allowances (net of federal benefit). A reconciliation of

Index to Consolidated Financial Statements

the federal statutory income tax rate to the Company’s effective tax rate for the years ended December 31, 2012, 2011, and 2010 is as follows:

	2012	2011	2010
Federal statutory income tax rate	34.00%	34.00%	34.00%
State income taxes, net of federal benefit	3.32%	3.31%	2.03%
Other temporary differences	0.07%	0.23%	1.45%
Write-off of due to affiliates	(76.14)%	—%	—%
Other permanent differences	2.58%	(0.01)%	(0.09)%
Valuation allowance	36.17%	(37.53)%	(37.39)%
Effective tax rate	—	—	—
The difference between the federal statutory tax rate and effective tax rate relates primarily to the state statutory rates and valuation allowance.
As of December 31, 2012 and 2011, the tax basis carrying value of the Company’s total assets was approximately $340.9 million and approximately $337.1 million, respectively.
14.    Subsequent Event
On September 18, 2013, the name of the Company was changed from Wells Timberland REIT, Inc. to CatchMark Timber Trust, Inc. In addition, the name of the operating partnership was changed to CatchMark Timber Operating Partnership, L.P. and the name of the taxable REIT subsidiary was changed to CatchMark Timber TRS, Inc. Accordingly, all references to these entities in the consolidated financial statements and notes thereto have been changed.

15.    Quarterly Results (unaudited)
Presented below is a summary of the unaudited quarterly financial information for the years ended December 31, 2012 and 2011:

	2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$7,885,864	$18,292,293	$8,934,702	$9,086,920
Operating income (loss)	$(2,177,228)	$523,104	$(226,147)	$(1,819,328)
Net loss	$(3,254,067)	$(464,306)	$(2,519,815)	$(2,632,544)
Net loss available to common stockholders	$(3,347,108)	$(557,276)	$(2,613,807)	$(2,726,533)
Basic and diluted net loss per share available to common stockholders(1) (2)	$(0.28)	$(0.05)	$(0.21)	$(0.21)

	2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$9,376,809	$10,863,457	$9,462,391	$10,315,170
Operating loss	$(2,814,639)	$(631,895)	$(733,032)	$(1,892,639)
Net loss	$(4,473,926)	$(2,346,944)	$(2,120,571)	$(3,003,922)
Net loss available to common stockholders	$(5,388,321)	$(2,793,780)	$(2,219,534)	$(3,100,403)
Basic and diluted net loss per share available to common stockholders(1)(2)	$(0.51)	$(0.25)	$(0.19)	$(0.25)

(1)	The sums of the quarterly amounts do not equal loss per share for the years ended December 31, 2012 and 2011 due to the increases in weighted-average shares outstanding over the years.

(2)	Amounts adjusted for all periods presented to reflect impact of additional shares of common stock issued and outstanding as a result of stock dividends.